Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2014

Owens & Minor Reports Financial Results for 3rd Quarter 2014

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2014, including the following highlights:

•	Consolidated revenues increased 5.1% in the third quarter of 2014

•	Adjusted diluted earnings per share were $0.42 for the third quarter

•	Executed a recapitalization plan, providing funding for strategic investments and improving liquidity

For the quarter ended September 30, 2014, the company reported consolidated revenues of $2.39 billion, improved 5.1% over revenues in the third quarter of 2013. Quarterly net income was $7.2 million, or $0.11 per diluted share. Adjusted net income (non-GAAP) was $26.5 million, or $0.42 per diluted share, which excluded the following after-tax charges: $3.6 million for acquisition-related and $6.7 million for exit and realignment activities, as well as $9.1 million for the loss on early retirement of debt due to the company’s balance sheet recapitalization.

“We are very pleased with the strong growth we are seeing in our top line, which we believe is a result of our strategic approach to the market, as well as the improving healthcare environment,” said James L. Bierman, president & chief executive officer of Owens & Minor. “In the coming months, we will be fully engaged with the integration of the previously announced Medical Action acquisition, as well as the pending ArcRoyal acquisition. We are enthusiastic about the new and broader capabilities that these transactions will enable us to bring to our customers.”

Consolidated operating earnings for the third quarter of 2014 were $35.4 million, a decline of $13.8 million, when compared to the third quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the third quarter of 2014 were $49.3 million, or 2.07% of revenues, a decline of $2.6 million when compared to the same period last year.

Third quarter 2014 results also included $0.9 million of additional interest expense from the balance sheet recapitalization, which reduced adjusted net income by approximately $0.01 per diluted share. In addition, third quarter results reflected the impact of International segment exit and realignment costs on foreign taxes, as well as certain non-deductible acquisition expenses. These factors increased the company’s effective tax rate for the quarter to 55.8%, reducing adjusted net income by approximately $0.01 per diluted share.

Year-to-Date Results

For the nine months ended September 30, 2014, consolidated revenues were $6.95 billion, increased approximately $195.4 million, or 2.9%, when compared to consolidated revenues for the same period of 2013. Net income for the period was $52.5 million, or $0.84 per diluted share. Adjusted net income

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(non-GAAP) was $79.2 million, or $1.26 per diluted share, excluding after-tax charges of: $6.6 million for acquisition-related activities, $11.0 million for exit and realignment activities, and the $9.1 million loss on early retirement of debt. Year-to-date results include the first quarter recovery of $5.3 million from the settlement of a direct purchaser anti-trust class action lawsuit, which was included in other operating income.

Consolidated operating earnings for the year-to-date period of 2014 were $118.8 million, or 1.71% of revenues. Adjusted consolidated operating earnings (non-GAAP) for the year-to-date period were $143.6 million, or 2.07% of revenues, compared to $152.5 million, or 2.26% of revenues, for the same period last year.

The year-to-date tax rate increased to 43.5%, as a result of the factors that affected the third quarter tax rate.

Acquisitions Update

Effective October 1, 2014, Owens & Minor completed the acquisition of Medical Action Industries, Inc. and immediately launched a comprehensive integration plan. During the third quarter of 2014, Owens & Minor announced plans to acquire privately held ArcRoyal, a surgical kitting company based in Ireland, and expects the transaction will close during the fourth quarter of 2014. Together, these two transactions provide Owens & Minor with capabilities that are highly complementary to its strategic goals for developing unitized delivery services for the healthcare industry. Due to the timing of these two transactions, Owens & Minor does not expect the acquisitions to make a material contribution to operational results in the fourth quarter of 2014.

Balance Sheet Recapitalization

During the quarter, Owens & Minor issued $275 million of 3.875% Senior Notes due 2021 and $275 million of 4.375% Senior Notes due 2024. As part of the recapitalization, the company accrued a $14.9 million pre-tax loss on the early retirement of its 2016 Senior Notes. Also during the third quarter, Owens & Minor amended its existing Credit Agreement (dated June 12, 2012), increasing the borrowing capacity to $450 million and extending the term to 2019.

In the fourth quarter, proceeds of approximately $446 million were used to purchase the outstanding shares of Medical Action Industries on October 1, 2014, and to fund the early retirement of the company’s 2016 Senior Notes on October 16, 2014.

Asset Management

The balance of cash and cash equivalents was $610 million at September 30, 2014, reflecting the company’s balance sheet recapitalization. As noted above, the cash balance was reduced in the fourth quarter of 2014 by redemption of the 2016 Senior Notes and completion of the Medical Action Industries transaction. For the first nine months of 2014, the company reported cash provided by operating activities of $81 million. Asset management metrics for the quarter were positive with consolidated days sales outstanding (DSO) of 21.8 days as of September 30, 2014, and consolidated inventory turns of 10.0 for the third quarter of 2014.

Segment Results

Domestic segment revenues for the third quarter of 2014 were $2.26 billion, an increase of $86.4 million, or 4.0%, when compared to the prior year’s third quarter revenues of $2.18 billion. For the year-to-date period, Domestic segment revenues were $6.60 billion, improved $124.5 million, or 1.9% when

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compared to revenues of $6.47 billion for the same period last year. In both the quarterly and year-to-date periods, revenue gains resulted primarily from growth among larger healthcare provider customer accounts.

For the third quarter of 2014, Domestic segment operating earnings were $50.8 million, or 2.25% of segment revenues, essentially unchanged when compared to the same period of 2013. The quarterly results were negatively affected by increases in legal expenses. For the year-to-date period, Domestic segment operating earnings declined $3.5 million to $151.8 million, or 2.30% of segment revenues, when compared to the prior year period. For the year-to-date period, the decline resulted from lower benefits from manufacturer product price changes and increased legal expenses, as well as lower margin on new and renewed customer contracts. These negative factors were offset by cost benefits realized from ongoing strategic initiatives focused on achieving gains in productivity and efficiency.

The International segment contributed revenues of $124.0 million, improved 30.7%, for the third quarter of 2014 and had an operating loss of $1.5 million, when compared to the same period last year. However, on a sequential basis, quarterly operating losses for the International segment and the U.K. division were reduced by more than 50%, as a result of significant remediation efforts. For the year-to-date period, the International segment reported $349.8 million in revenues, improved 25.4%, along with year-to-date operating losses of $8.3 million. For the year-to-date period, the company attributed the International segment operating losses to operations in the United Kingdom, including a combination of increased costs associated with integrating a significant new customer and reduced customer activity.

Highlights & Upcoming Events

•	The Owens & Minor board of directors declared a fourth quarter 2014 dividend of $0.25 per diluted share. The dividend is payable on December 31, 2014, to shareholders of record on December 15, 2014.

•	Owens & Minor is scheduled to participate in the 2014 Credit Suisse Healthcare Conference on November 12, 2014 in Phoenix. The presentation, which will be webcast, is scheduled for 11:00 a.m. Mountain Time.

•	Owens & Minor has scheduled its Annual Investor Day for Friday, December 5, 2014, in New York. Owens & Minor executives will provide an operational and strategic overview, as well as the company’s financial outlook for 2015. The event will take place at The New York Palace Hotel, beginning at 8:00 a.m. EST and concluding at approximately 10:30 a.m. EST. A live, listen-only webcast of the briefing will be available on the company website at www.owens-minor.com under the Investor Relations Section. Registration is available via: http://investors.owens-minor.com/registration.cfm

Investors Conference Call & Supplemental Material

Owens & Minor’s management team will conduct a conference call to discuss the third quarter financial results on Tuesday, October 28, at 8:30 a.m. EST. The access code for this event is #20117288. The dial-in number for the live conference call is 866-393-1604; the international dial-in number is 224-357-2191; a replay of the call will be available for one week by calling 855-859-2056. A webcast of the event, along with supplemental financial information, will be available on www.owens-minor.com under the Investor Relations section.

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

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Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related, exit and realignment charges, and the loss on early retirement of debt, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
Net revenue	$2,386,126	$2,270,547
Cost of goods sold	2,093,643	1,997,218

Gross margin	292,483	273,329
Selling, general and administrative expenses	231,377	211,344
Acquisition-related and exit and realignment charges	13,957	2,747
Depreciation and amortization	13,841	12,441
Other operating income, net	(2,069)	(2,418)

Operating earnings	35,377	49,215
Interest expense, net	4,304	3,389
Loss on early retirement of debt	14,890	—

Income before income taxes	16,183	45,826
Income tax provision	9,028	17,856

Net income	$7,155	$27,970

Net income per common share:
Basic	$0.11	$0.44
Diluted	$0.11	$0.44

	Nine Months Ended September 30,
	2014	2013
Net revenue	$6,948,365	$6,753,008
Cost of goods sold	6,092,413	5,927,196

Gross margin	855,952	825,812
Selling, general and administrative expenses	682,825	641,613
Acquisition-related and exit and realignment charges	24,813	5,395
Depreciation and amortization	41,597	37,347
Other operating income, net	(12,046)	(5,693)

Operating earnings	118,763	147,150
Interest expense, net	10,893	9,835
Loss on early retirement of debt	14,890	—

Income before income taxes	92,980	137,315
Income tax provision	40,464	54,374

Net income	$52,516	$82,941

Net income per common share:
Basic	$0.84	$1.31
Diluted	$0.84	$1.31

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$610,147	$101,905
Accounts and notes receivable, net	590,140	572,854
Merchandise inventories	834,476	771,663
Other current assets	295,441	279,510

Total current assets	2,330,204	1,725,932
Property and equipment, net	203,955	191,961
Goodwill	274,533	275,439
Intangible assets, net	36,457	40,406
Other assets, net	98,749	90,304

Total assets	$2,943,898	$2,324,042

Liabilities and equity
Current liabilities
Current portion of long-term debt	$202,401	$2,428
Accounts payable	692,616	643,872
Accrued payroll and related liabilities	28,709	23,296
Deferred income taxes	39,406	41,613
Other accrued liabilities	315,581	277,970

Total current liabilities	1,278,713	989,179
Long-term debt, excluding current portion	563,882	213,815
Deferred income taxes	41,725	43,727
Other liabilities	52,054	52,278

Total liabilities	1,936,374	1,298,999
Total equity	1,007,524	1,025,043

Total liabilities and equity	$2,943,898	$2,324,042

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2014	2013

Operating activities:
Net income	$52,516	$82,941
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41,597	37,347
Loss on early retirement of debt	14,890	—
Share-based compensation expense	6,136	5,162
Provision for losses on accounts and notes receivable	(356)	179
Deferred income tax (benefit) expense	(7,387)	8,424
Changes in operating assets and liabilities:
Accounts and notes receivable	(21,456)	(20,703)
Merchandise inventories	(63,883)	(23,690)
Accounts payable	54,634	93,950
Net change in other assets and liabilities	3,131	(21,285)
Other, net	1,322	(1,159)

Cash provided by operating activities	81,144	161,166

Investing activities:
Additions to property and equipment	(36,169)	(25,144)
Additions to computer software and intangible assets	(17,988)	(20,361)
Proceeds from sale of investment	1,937	—
Proceeds from sale of property and equipment	151	2,020

Cash used for investing activities	(52,069)	(43,485)

Financing activities:
Long-term debt borrowings	547,693	—
Cash dividends paid	(47,335)	(45,587)
Repurchases of common stock	(9,934)	(15,701)
Excess tax benefits related to share-based compensation	514	733
Proceeds from exercise of stock options	1,180	4,821
Purchase of noncontrolling interest	(1,500)	—
Debt issuance costs	(4,178)	—
Other, net	(5,671)	(6,769)

Cash provided by (used for) financing activities	480,769	(62,503)

Effect of exchange rate changes on cash and cash equivalents	(1,602)	723

Net increase in cash and cash equivalents	508,242	55,901
Cash and cash equivalents at beginning of period	101,905	97,888

Cash and cash equivalents at end of period	$610,147	$153,789

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013

Consolidated operating results:
Domestic	$2,262,081	$2,187,535	$2,148,915	$2,213,949	$2,175,663
International	124,045	118,323	107,465	104,575	94,884

Net revenue	$2,386,126	$2,305,858	$2,256,380	$2,318,524	$2,270,547

Gross margin	$292,483	$282,272	$281,195	$291,263	$273,329
Gross margin as a percent of revenue	12.26%	12.24%	12.46%	12.56%	12.04%

SG&A expenses	$231,377	$225,838	$225,610	$222,043	$211,344
SG&A expenses as a percent of revenue	9.70%	9.79%	10.00%	9.58%	9.31%

Operating earnings, as reported (GAAP)	$35,377	$37,101	$46,284	$50,934	$49,215

Acquisition-related and exit and realignment charges	13,957	7,593	3,262	7,049	2,747

Operating earnings, adjusted (Non-GAAP)	$49,334	$44,694	$49,546	$57,983	$51,962
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.07%	1.94%	2.20%	2.50%	2.29%

Net income, as reported (GAAP)	$7,155	$19,876	$25,485	$27,942	$27,970
Acquisition-related and exit and realignment charges, after-tax	10,297	5,095	2,222	5,024	1,899
Loss on early retirement of debt, after tax	9,092	—	—	—	—

Net income, adjusted (Non-GAAP)	$26,544	$24,971	$27,707	$32,966	$29,869

Net income per diluted common share, as reported (GAAP)	$0.11	$0.32	$0.41	$0.44	$0.44

Acquisition-related and exit and realignment charges	0.17	0.08	0.03	0.08	0.03
Loss on early retirement of debt	0.14	—	—	—	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.42	$0.40	$0.44	$0.52	$0.47

Financing:
Cash and cash equivalents	$610,147	$92,027	$182,373	$101,905	$153,789
Total interest-bearing debt	$766,283	$221,496	$217,261	$216,243	$216,850

Stock information:
Cash dividends per common share	$0.25	$0.25	$0.25	$0.24	$0.24

Stock price at quarter-end	$32.74	$33.98	$35.03	$36.56	$34.59

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended September 30,
	2014		2013
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,262,081	94.80%	$2,175,663	95.82%
International	124,045	5.20%	94,884	4.18%

Consolidated net revenue	$2,386,126	100.00%	$2,270,547	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$50,797	2.25%	$51,213	2.35%
International	(1,463)	(1.18)%	749	0.79%
Acquisition-related and exit and realignment charges	(13,957)	N/A	(2,747)	N/A

Consolidated operating earnings	$35,377	1.48%	$49,215	2.17%

Depreciation and amortization:
Domestic	$8,986		$8,805
International	4,855		3,636

Consolidated depreciation and amortization	$13,841		$12,441

Capital expenditures: (1)
Domestic	$11,077		$10,032
International	4,257		4,426

Consolidated capital expenditures	$15,334		$14,458

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2014		2013
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$6,598,531	94.97%	$6,474,069	95.87%
International	349,834	5.03%	278,939	4.13%

Consolidated net revenue	$6,948,365	100.00%	$6,753,008	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$151,849	2.30%	$155,364	2.40%
International	(8,273)	(2.36)%	(2,819)	(1.01)%
Acquisition-related and exit and realignment charges	(24,813)	N/A	(5,395)	N/A

Consolidated operating earnings	$118,763	1.71%	$147,150	2.18%

Depreciation and amortization:
Domestic	$26,772		$26,775
International	14,825		10,572

Consolidated depreciation and amortization	$41,597		$37,347

Capital expenditures: (1)
Domestic	$40,110		$34,506
International	14,047		10,999

Consolidated capital expenditures	$54,157		$45,505

	September 30, 2014		December 31, 2013
Total assets:
Domestic	$1,834,169		$1,747,572
International	499,582		474,565

Segment assets	2,333,751		2,222,137
Cash and cash equivalents	610,147		101,905

Consolidated total assets	$2,943,898		$2,324,042

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator:
Net income	$7,155	$27,970	$52,516	$82,941
Less: income allocated to unvested restricted shares	(150)	(186)	(453)	(541)

Net income attributable to common shareholders - basic	7,005	27,784	52,063	82,400
Add: undistributed income attributable to unvested restricted shares –basic	—	59	26	185
Less: undistributed income attributable to unvested restricted shares –diluted	—	(59)	(26)	(185)

Net income attributable to common shareholders - diluted	$7,005	$27,784	$52,063	$82,400

Denominator:
Weighted average shares outstanding — basic	62,175	62,605	62,238	62,678
Dilutive shares - stock options	4	26	7	41

Weighted average shares outstanding — diluted	62,179	62,631	62,245	62,719

Net income per share attributable to common shareholders:
Basic	$0.11	$0.44	$0.84	$1.31
Diluted	$0.11	$0.44	$0.84	$1.31